EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No’s. 333-117955, 333-09481,  333-36983, 333-52630,  333-62993, and 333-68324 on Form S-8, Registration No’s. 333-53918, 333-55010, 333-66104, 333-100627, 333-31949,  333-89326, 333-75890, 333-58353, and 333-47133 on Form S-3,  and Registration No. 333-48952 on Form S-4 of our reports dated May 14, 2006, relating to the consolidated financial statements of Manugistics Group, Inc. and its subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Manugistics Group, Inc. for the year ended February 28, 2006.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
May 14, 2006